Exhibit 4.1

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

6% SENIOR CONVERTIBLE NOTE

Victory Electronic Cigarettes Corporation
6% Senior Convertible Note

Issuance Date: April 22, 2014
Original Principal Amount: $
No.:

FOR VALUE RECEIVED, Victory Electronic Cigarettes Corporation, a Nevada corporation (the “Company”), hereby promises to pay to the order of ______________ or its registered assigns (“Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to any redemption, conversion or otherwise, in any case, in accordance with the terms hereof) (the “Principal”) when due, whether upon (as reduced pursuant the Maturity Date (as defined below)), acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or any acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).  This Convertible Note (including all Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Convertible Notes issued pursuant to the Securities Purchase Agreement (as defined below) (collectively, the “Notes” and such other Convertible Notes, the “Other Notes”).  Certain capitalized terms used herein are defined in Section 24.

1. PAYMENTS OF PRINCIPAL AND INTEREST.

(a) The Company shall pay all outstanding Principal and accrued and unpaid Interest in cash on the Maturity Date.  Notwithstanding the foregoing, Interest shall be payable monthly in arrears as on the last Trading Day of each calendar month (the “Interest and Payment Date”) in cash.  Interest on the Notes will accrue at an annual rate equal to six percent (6%) (the “Interest Rate”); provided, however, that upon the occurrence and during the continuance of an Event of Default, until such Event of Default is cured (if applicable), the Interest Rate shall be equal to the lesser of (x) fifteen percent (15%) per annum and (y) the maximum applicable legal rate per annum.  Interest on the Notes will be computed on the basis of a 365-day year and the actual number of days elapsed.  Except as expressly set forth herein, no prepayment of Principal, Interest or other amounts payable hereunder before the required due date therefor shall be permitted without the prior written consent of the Holder.

(b) To the extent that the Company receives or becomes entitled to receive any payment from the Sellers (as defined in the Agreement to Buy the Shares In Must Have Limited (“Must Have”), dated April 22, 2014 (the “Acquisition Agreement”)) in respect of any Warranty Claim (as defined in the Acquisition Agreement) or any Indemnity Claim (as defined in the Acquisition Agreement) pursuant to Schedule 4 of the Acquisition Agreement (the amount of any such payment, an “Indemnification Amount”), then the Holder may, at the Holder’s option by delivery of a written notice to the Company, require the Company to cause the Holder’s Proportionate Share (as defined below) of the entire amount of any such Indemnification Amount to be paid directly to the Holder as a prepayment of this Note in an amount equal to the Indemnification Amount.  Any prepayment pursuant to this Section 1(b) shall be applied first to Late Charges, second to accrued and unpaid Interest and third to Principal.  For purposes hereof, “Proportionate Share” means, with respect to any prepayment pursuant to this Section 1(b), a fraction the numerator of which is the outstanding Principal of this Note at the time that the Company becomes entitled to such Indemnification Amount and the denominator of which is the aggregate outstanding Principal of the Notes at such time.

2. CONVERSION OF NOTES.  This Note shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock, on the terms and conditions set forth in this Section 2.

(a) Conversion Right.  Subject to the provisions of Section 2(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert all or any portion of the outstanding and unpaid Conversion Amount (as defined below) into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 2(c), at the Conversion Rate.  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all transfer, stamp, issuance and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b) Conversion Prices; Conversion Rates.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount (such number of shares, the “Conversion Shares”) pursuant to Section 2(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the "Conversion Rate").

(i) “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal, and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.

(ii) “Conversion Price” means, as of any Conversion Date (as defined below), the lower of (i) 115% of the VWAP on the day immediately prior to the Closing Date and (ii) the Reset Price, subject, in each case, to adjustment as provided herein.  “Reset Price” means the price that is equal to 115% of the VWAP of the Common Stock on the Trading Day immediately following the pricing of the first public offering of the Company’s Common Stock pursuant to effective Registration Statement on Form S-1 after the date hereof for gross proceeds of at least $25,000,000.

(c) Mechanics of Conversion.

(i) Conversion Prior to Maturity Date.  To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall deliver (whether via facsimile, e-mail or otherwise), for receipt on or prior to 11:59:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company.  If and only if required by Section 2(c)(iv), within two (2) Trading Days following a conversion of this Note as aforesaid, the Holder shall surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 14(b)).  On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile and e-mail an acknowledgment of confirmation, in the form attached hereto as Exhibit B, of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”).  On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system.  If this Note is physically surrendered for conversion pursuant to Section 2(c)(iv) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder (or its designee) a new Note (in accordance with Section 14(d)) representing the outstanding Principal not converted.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii) Obligation Absolute; Partial Liquidated Damages.  The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder.  In the event the Holder of this Note shall elect to convert any or all of the outstanding Principal, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding Principal, which is subject to the injunction, which bond shall remain in effect until the completion of litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment.  In the absence of such injunction, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion.  If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 2(c)(ii) by the Share Delivery Date (a “Conversion Failure”), the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Date until such certificates are delivered or Holder rescinds such conversion.  Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 3(a)(2) hereof for the Company’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iii) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion.  In addition to any other rights available to the Holder, in the event of a Conversion Failure and if after the applicable Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the Principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 2(c)(ii).  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000.  The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to a Conversion Failure.

(iv) Registration; Book-Entry.  The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each of the Notes and the principal amount of the Notes held by such holders (the “Registered Notes”).  A Registered Note may be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register.  Upon its receipt of a request to assign, transfer or sell all or part of any Registered Note by the holder thereof, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 14.  Notwithstanding anything to the contrary set forth in this Section 2, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted (in which event this Note shall be delivered to the Company as contemplated by Section 2(c)(i)) or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note.  The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(v) Pro Rata Conversion; Disputes.  In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 2(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date.

(vi) Cash Settlement. Notwithstanding anything contained herein to the contrary, to the extent that the number of shares of Common Stock to be issued in connection with any conversion hereunder would exceed the Holder’s Authorized Share Allocation such conversion shall be “cash settled” and the Company shall pay to such Holder an amount in cash equal to the sum of (x) the Conversion Amount being converted and (y) the Conversion Premium (as defined below).  The “Conversion Premium” means the product of (v) the difference between (A) the VWAP of the Common Stock on the Conversion Date and (B) the Conversion Price in effect on such Conversion Date and (w) the number of shares of Common Stock to which the Holder is entitled in connection with such Conversion, no later than two (2) Trading Days after the date of the applicable Conversion Notice.  For the avoidance of doubt, the foregoing does not limit the Holder’s other rights and remedies hereunder at law, in equity or otherwise.

(d) Limitations on Conversions.  Notwithstanding anything to the contrary set forth in this Note, at no time may the Company issue to the Holder shares of Common Stock if the number of shares of Common Stock to be issued pursuant to such issuance would exceed, when aggregated with all other shares of Common Stock beneficially owned by the Holder at such time (as determined in accordance with Section 13(d) of the 1934 Act (as defined in the Securities Purchase Agreement) and the rules thereunder, including without limitation, shares of Common Stock that would be aggregated with the Holder’s beneficial ownership for purpose of determining a group under Section 13(d) of the 1934 Act), the number of shares of Common Stock that would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act and the rules thereunder, including without limitation, shares of Common Stock that would be aggregated with the Holder’s beneficial ownership for purpose of determining a group under Section 13(d) of the 1934 Act) more than 4.9% (the “Maximum Percentage”) of the then issued and outstanding shares of Common Stock.  By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.9% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of the Notes. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within three (3) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Note.

3. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default.  Each of the following events shall constitute an “Event of Default”:

(i) the suspension from trading or the failure of the Common Stock to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive days or for more than an aggregate of ten (10) days in any 365-day period;

(ii) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within three (3) Trading Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including, without limitation, by way of public announcement or through any of its agents (which the Company fails to renounce the actions of its agent within three (3) Trading Days after becoming aware of such action), at any time, of its intention not to comply, as required, with a request for conversion of any Notes into shares of Common Stock that is requested in accordance with the provisions of the Notes, other than pursuant to Section 2(d);

(iii) at any time following the tenth (10th) consecutive day that the Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 2(d) or otherwise);

(iv) the Company’s failure to pay Principal when and as due under this Note or any other Transaction Document or agreement, document certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby;

(v) the Company’s failure, which is not cured within three Trading Days from the applicable payment date, to pay to the Holder any amount of Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments or any other amounts hereunder) or any other Transaction Document or agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby;

(vi) the occurrence of any default under, redemption of or acceleration prior to maturity of any Indebtedness (after giving effect to any applicable cure period) (as defined in the Securities Purchase Agreement but excluding any Indebtedness arising out of the Notes) of the Company or any of its Subsidiaries;

(vii) bankruptcy, insolvency, reorganization, receivership, conservatorship or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Significant Subsidiary, and, if instituted against the Company or any such Subsidiary by a third party, shall not be dismissed within sixty (60) days of their initiation;

(viii) the commencement by the Company or any Significant Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action or the commencement by any Person of a UCC or other foreclosure sale of a material portion of the Company’s or any Significant Subsidiary’s assets or any other similar action under federal, state or foreign law;

(ix) the entry by a court of (i) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (ii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of sixty (60) consecutive days;

(x) a final judgment or judgments for the payment of (A) in the of the Company and/or any of its Subsidiaries (other than Must Have), in excess of $1,000,000 and (B) in the case of Must Have, in excess of $100,000, in each case, which are rendered against the Company and/or applicable Subsidiary and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay;

(xi) the Company shall default on any of its obligations under any other debenture or any mortgage, note, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring, that (a) involves an obligation greater than $50,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(xii) other than as specifically set forth in another clause of this Section 3(a), the Company breaches any representation, warranty, covenant or other term or condition of this Note or any other Transaction Document except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five (5) days after notice by Holder;

(xiii) any material provision of any Security Document or any other Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company or any Subsidiary intended to be a party thereto, only if such breach remains uncured for a period of five (5) days after notice by Holder, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any such Security Document or other such Transaction Document;

(xiv) any Security Document, after delivery thereof pursuant to the Securities Purchase Agreement, shall, other than pursuant to the express terms thereof, for any reason fail or cease to create a valid, perfected first priority Lien (as defined in the Security Documents) in favor of the Collateral Agent (as defined in the Security Documents) for the benefit of the holders of the Notes on any Collateral (as defined in the Security Documents) purported to be covered thereby;

(xv) any bank at which any deposit account, blocked account, or lockbox account of the Company or any Subsidiary is maintained shall fail to comply with any material term of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of the Company or any Subsidiary shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party (it being understood that only accounts pursuant to which the Collateral Agent has requested account control agreements should be subject to this clause (xv));

(xvi) until the date that any Lien therein is released in accordance with the terms of the Security Documents, (i) with respect to any Collateral other than Collateral consisting of cash, any damage to, or loss, theft or destruction of, any material amount of such Collateral, whether or not insured, and (ii) with respect to any Collateral consisting of cash, any damage to, or loss or theft or destruction of such Collateral;

(xvii) a material false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that the Equity Conditions are satisfied, the Dollar Volume Limitation has not been exceeded or as to whether any Event of Default has occurred;

(xviii) the failure of any Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder's Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive trading days or for more than an aggregate of thirty (30) trading days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(xix) any breach by the Company of the terms set forth in Section 19 hereof, including failure to pay the Pre-Payment Amount; or

(xx) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

(b) Remedies.  If an Event of Default occurs and is continuing with respect to any of the Notes, the Holder may declare all of the then outstanding Principal of this Note and all other Notes held by the Holder, including any Interest and unpaid Late Charges, to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (vi), (vii) and/or (viii) of Section 3(a), this Note shall become due and payable automatically without further action or notice.  In the event of such acceleration, the amount due and owing to the Holder shall be 110% of the outstanding Principal of the Notes held by the Holder (plus all accrued and unpaid Interest and Late Charges, if any).  The Holder’s remedies under this Note shall be cumulative.

4. RIGHTS UPON FUNDAMENTAL TRANSACTION.

(a) Assumption.   If, at any time while this Note is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in on the conversion of this Note), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitation herein on the conversion of this Note).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction.  The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Note and the other Transaction Documents (as defined in the Securities Purchase Agreement) in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Note, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

(b) Notice of a Fundamental Transaction; Redemption Right.  No later than ten (10) Trading Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile, e-mail and overnight courier to the Holder (a “Change of Control Notice”).  At any time during the period beginning after the Holder’s receipt of a Change of Control Notice or the Holder becoming aware of a Change of Control if a Change of Control Notice is not delivered to the Holder in accordance with the immediately preceding sentence (as applicable) and ending on the later of twenty (20) Trading Days after (A) consummation of such Change of Control or (B) the date of receipt of such Change of Control Notice, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Principal amount of this Note that the Holder is electing to redeem.  The portion of this Note subject to redemption pursuant to this Section 4(b) shall be redeemed by the Company in cash at a price equal to 107.5% of the Principal amount being redeemed plus all accrued and unpaid Interests and Late Charges (the “Change of Control Redemption Price”) and such Change of Control Redemption Price shall be due and payable in cash not later than the later of (x) two (2) Trading Days after the consummation of such Change of Control and (y) the Company’s receipt of the Change of Control Redemption Notice.  Redemptions required by this Section 4(b) shall have priority to payments to stockholders in connection with such Change of Control. Notwithstanding anything to the contrary in this Section 4(b), but subject to Section 2(d), until the Change of Control Redemption Price (together with any Late Charges thereon) is paid in full, the Principal amount of this Note submitted for redemption under this Section 4(b) (together with any accrued and unpaid Interest and Late Charges thereon) may be converted, in whole or in part, by the Holder into shares of Common Stock pursuant to Section 2 and Section 4(a), to the extent applicable.

5. RIGHTS UPON OTHER CORPORATE EVENTS.  In addition to and not in substitution for any other rights hereunder (including for the avoidance of doubt, Section 4(a)), prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate.  The provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder.  The provisions of this Section 5 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

6. RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Conversion Price upon Issuance of Common Stock.  Adjustment of Conversion Price upon Issuance of Common Stock.  So long as all or any portion of the Note remains outstanding, if and whenever on or after the Issuance Date the Company, except for any Exempt Issuance, issues or sells, or in accordance with this Section 6(a) is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than a price equal to the Conversion Price (such lower price the “Base Conversion Price”) in effect immediately prior to such issue or sale or deemed issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Applicable Price shall be reduced to an amount equal to 115% of the Base Conversion Price.  Notwithstanding the foregoing, no adjustments shall be made under this Section 6 with respect to any Exempt Issuance.  For purposes of determining the adjusted Conversion Price under this Section 6(a), the following shall be applicable.

(i) Exercise of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the exercise of such Option.  For purposes of this Section 6(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person).

(ii) Exercise of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the conversion, exercise or exchange of such Convertible Securities for such price per share.  For the purposes of this Section 6(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the conversion, exercise or exchange of such Convertible Security and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable upon conversion, exercise or exchange thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the exercise of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person).

(iii) Change in Option Price or Rate of Conversion.  If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold.  For purposes of this Section 6(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.  No adjustment pursuant to this Section 6(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received.  If any Option or Convertible Security is issued or deemed issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company, together comprising one integrated transaction, (x) such Option or Convertible Security (as applicable) will be deemed to have been issued for consideration equal to the Black Scholes Consideration Value thereof and (y) the other securities issued or sold or deemed to have been issued or sold in such integrated transaction shall be deemed to have been issued for consideration equal to the difference of (I) the aggregate consideration received by the Company minus (II) the Black Scholes Consideration Value of each such Option or Convertible Security (as applicable).  If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor.  If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the average VWAP of such security for the five (5) Trading Day period immediately preceding the date of receipt.  If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be).  The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder.  The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date.  If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  Without limiting any provision of Section 4 or Section 6(a), and so long as all or any portion of the Note remains outstanding, if the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  Without limiting any provision of Section 4, 5 or Section 6(a), if the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.  Any adjustment pursuant to this Section 6(b) shall become effective immediately after the effective date of such subdivision or combination.  If any event requiring an adjustment under this Section 6(b) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(c) Other Events.  In the event that the Company (or any Subsidiary) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 6(c) will increase the Conversion Price as otherwise determined pursuant to this Section 6, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s board of directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

(d) No Modification of Company’s Covenants.  For the avoidance of doubt, nothing contained in this Section 6 shall be deemed to modify or limit the Company’s covenants contained in the Securities Purchase Agreement.

7. REDEMPTION.

(a) Optional Redemption Right of the Holder.

(i) Subject to Section 7(b), commencing on May 1, 2014, the Holder shall have the right, at its option, to require the Company to redeem up to $800,000 of Principal (plus accrued and unpaid interest thereon) (the “Monthly Allowance”) per calendar month (the “Holder Redemption Right”).  The Holder may exercise its Holder Redemption Right for a calendar month, at any time and from time to time, during such calendar month, by sending one or more written notices to the Company (each a “Holder Redemption Notice”) by not later than 11:59:59 P.M. (local time in New York City, New York) on the last Trading Day of such calendar month, which Holder Redemption Notices shall specify the Principal amount to be and the amount of accrued and unpaid interest thereon (together, the “Holder Redemption Amount”).  The Company shall promptly, but in any event no more than three (3) Trading Days after the date that the Holder delivers a Holder Redemption Notice to the Company (the “Holder Redemption Payment Date”), pay the applicable Holder Redemption Amount (1) in cash by wire transfer of immediately available funds to the extent that this Note is Stock Off (as defined below) on the date that the Holder delivers the Holder Redemption Notice to the Company or (2) shares of Common Stock to the extent that this Note is Stock On (as defined below) on the date that the Company delivers the Holder Redemption Notice in accordance with Section 7(e) below.  For the avoidance of doubt, payment in cash or Common Stock shall be determined according to the status of the Note as Stock On or Stock Off on the date that the Holder delivers the Holder Redemption Notice to Company and not the Holder Redemption Payment Date.  For the further avoidance of doubt, the Holder and the Company agree that the Holder may deliver more than one Holder Redemption Notice during a calendar month provided that the sum of the Holder Redemption Amounts set forth in all of the Holder Redemption Notices delivered during such calendar month does not exceed the Monthly Allowance.

(b) Mandatory Redemption.

(i) Notwithstanding Section 7(a)(i) hereof, at any time after October 1, 2014, but prior to the 170th day following the date of this Note, the Company shall, upon two Trading Days prior written notice, redeem an aggregate of $800,000 of Principal (plus accrued and unpaid interest thereon) (the “Scheduled Mandatory Redemption Amount”).  On the date the Company consummates such redemption (the “Mandatory Cash Redemption Date”), the Company shall pay to the Holder the Scheduled Mandatory Redemption Amount in cash by wire transfer of immediately available funds.

(ii) The Holder shall require the Company to redeem $12,000,000 of Principal (plus accrued and unpaid interest thereon) (the “the Must Have Redemption Amount”) on or after the fifteenth (15th) day following the Closing, but prior to the thirtieth (30th) day after the Closing (the “Must Have Redemption”).  The Holder shall exercise the Must Have Redemption, by sending a notice to the Company (a “Must Have Redemption Notice”), which Must Have Redemption Notice shall specify the amount of the Must Have Redemption Amount. The Company shall promptly, but in any event no more than three (3) Trading Days after the date that the Holder delivers the Must Have Redemption Notice to the Company (a “Must Have Redemption Payment Date”), pay the applicable Holder such amount specified in the Must Have Redemption Notice (1) in cash by wire transfer of immediately available funds or (2) at the Company’s option, direct                          (“                       ”) to release such amounts to Holder from the collateral account maintained by NatWest pursuant to the terms of the Debenture, dated as of April 22, 2014, by and between Must Have and                         .  For the avoidance of doubt, to the extent                         is unable to withdraw any portion of the Must Have Redemption Amount from such control account, the Company shall be obligated to pay the Must Have Redemption Amount specified in the Must Have Redemption Notice in cash by wire transfer of immediately available funds.

(iii) For the avoidance of doubt, the mandatory redemption pursuant to Section 7(b)(i) and the Must Have Redemption pursuant to Section 7(b)(ii) are in addition to, and not in lieu of, any redemption pursuant to Section 7(a)(i).

(c) At any time, and from time to time, subject to the provisions of this Section 7, the Company may deliver a written notice to the Holder that it will pay any Holder Redemption Amounts under Section 7(a)(i) in shares of Common Stock (a “Stock On Notice”) and any such notice shall become effective on the second (2nd) Trading Day after the Holder’s receipt thereof (the “Stock On Effective Date”).  Such Stock On Notice shall certify that the Equity Conditions are satisfied and at any time that this Note is Stock On, the Company shall, upon the Holder’s request, certify in writing to the Holder that the Equity Conditions are satisfied.  From the time that a Stock On Notice takes effect until such time that such Stock On Notice is withdrawn pursuant to Section 7(e) or deemed withdrawn pursuant to Section 7(d), this Note shall be deemed to be “Stock On.”  At any time that this Note is not Stock On, then this Note shall be deemed to be “Stock Off.”  For the avoidance of doubt, the Holder may deliver a Holder Redemption Notice during the period after receipt of the Stock On Notice but prior to the Stock On Effective Date; the Note shall be Stock Off during such period and, accordingly, the applicable Holder Redemption Amount would be payable in cash.  For the avoidance of doubt and for greater clarity, the Company agrees that any amounts payable pursuant to Section 7(b), shall be payable only in cash.

(d) The Company may not deliver a Stock On Notice unless the Equity Conditions are then satisfied.  If the Equity Conditions cease, for any reason, to be satisfied while this Note is Stock On, then the applicable Stock On Notice shall, automatically without any further action of the Company or the Holder, immediately be deemed to be withdrawn and this Note shall immediately be deemed to be Stock Off (an “Equity Conditions Failure”).  The Company shall immediately notify the Holder of any Equity Conditions Failure.

(e) The Company may voluntarily withdraw a Stock On Notice by delivering a written notice (a “Stock Off Notice”) to the Holder and such Stock On Notice shall be deemed withdrawn and this Note shall be Stock Off two (2) Trading Days after receipt thereof by the Holder (the “Voluntary Stock Off Effective Date”).  For the avoidance of doubt, the Holder may deliver a Holder Redemption Notice during the period after receipt of the Stock Off Notice but prior to the Voluntary Stock Off Effective Date; the Note shall be Stock On during such period and, accordingly, the applicable Holder Redemption Amount would be payable in shares of Common Stock on the applicable Holder Redemption Payment Date as provided herein.

(f) With respect to each Holder Redemption Notice delivered to the Company pursuant to Section 7(a)(i) at a time when this Note was Stock On, subject to the provisions of this Section 7(f), the Company shall, in payment of the Holder Redemption Amount deliver to the Holder a number of shares of Common Stock equal to the quotient of (such quotient of (x) and (y), the “Stock Payment Price”) (x) the applicable Holder Redemption Amount and (y) ninety percent (90%) of the arithmetic average of each of the five (5) lowest daily VWAPs for the Common Stock during the twenty (20) Trading Days immediately prior to the date of the Holder Redemption Notice (the “Pricing Period”) by not later than the applicable Holder Redemption Payment Date.  Notwithstanding the foregoing or any other provision herein to the contrary:

(A) in the event any Equity Conditions Failure occurs after the delivery of the applicable Holder Redemption Notice at a time when this Note is Stock On but prior to the applicable Holder Redemption Payment Date, the Company shall pay to the Holder an amount in cash equal to the product of (i) the applicable Holder Redemption Amount divided by Stock Payment Price and (ii) the highest VWAP for the Common Stock during the applicable Pricing Period (such product of (i) and (ii), the “Stock Replacement Payment”);

(B) in the event that the aggregate number of shares of Common Stock to be delivered to the Holder pursuant to this Section 7(f) in respect of any individual Holder Redemption Notice would cause such Holder to exceed the Maximum Percentage, then, (I) the Holder shall provide written notice to the Company that such delivery of all or a portion of such Shares of Common Stock would cause Holder to exceed the Maximum Percentage, and (II) in addition to delivery of the number of shares of Common Stock that would not cause such Holder to exceed the Maximum Percentage, the Company shall pay to the Holder in lieu of such number of shares of Common Stock that would cause the Holder to exceed the Maximum Percentage (such excess number of shares, the “Excess Shares”), not more than the later of (x) the Holder Redemption Payment Date and (y) one (1) Trading Day after the date of the Holder’s written notice, an amount in cash equal to the portion of the Holder Redemption Amount that would otherwise be payable in respect of the Excess Shares;

(C) in the event that the Holder Redemption Amount in respect of any Holder Redemption Notice would exceed the Dollar Volume Limitation, then the Company shall pay the portion of the Holder Redemption Amount that would be in excess of the Dollar Volume Limitation in cash;

(D) the event that the aggregate number of shares of Common Stock to be delivered to the Holder pursuant to this Section 7(f) in respect of any individual Holder Redemption Notice would cause the Holder’s Authorized Share Allocation to be exceeded, then that portion of such number of shares of Common Stock that would not exceed the Holder’s Authorized Share Allocation shall be delivered to the Holder in shares of Common Stock as provided above and the Company shall pay to the Holder, not later than the applicable Holder Redemption Payment an amount in cash equal to the Stock Replacement Payment in lieu of any the portion of the applicable Holder Redemption Amount that would cause the Holder’s Authorized Share Allocation to be exceeded.

Any shares of Common Stock required to be delivered by the Company to the Holder under this Section 7(f) shall be credited to the Holder’s or its designee’s balance account with Depository Trust Company through its Deposit/Withdrawal at Custodian system on the Holder Redemption Payment Date.  In addition, the provisions of Section 2(c)(ii) and Section 2(c)(iii) shall apply to the delivery of shares Common Stock under this Section 7(f) mutatis mutandis as if each date when shares of Common Stock are required to be delivered under this Section 2 was a Share Delivery Date.

(g) The Holder may convert any Holder Redemption Amount pursuant to Section 2 hereof at any time prior to the applicable Holder Redemption Payment Date.

8. NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation (as defined in the Securities Purchase Agreement), Bylaws (as defined in the Securities Purchase Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon conversion of this Note above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of this Note, and (iii) shall, so long as any of the Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Notes then outstanding (without regard to any limitations on conversion).

9. RESERVATION OF AUTHORIZED SHARES.

(a) Reservation.  The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 225% of the entire Conversion Rate with respect to the entire Conversion Amount of each such Note as of the Issuance Date.  So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes and other issuances hereunder, including Section 2, 225% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding, provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”).  The initial number of shares of Common Stock reserved for issuance hereunder and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the original principal amount of the Notes held by each holder on the Issuance Date or the date of the increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”).  In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b) Insufficient Authorized Shares.  If, notwithstanding Section 9(a), and not in limitation thereof, at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes or other issuances of shares of Common Stock hereunder at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy five (75) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

10. VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Note, except as required by law and as expressly provided in this Note.

11. PARTICIPATION.  In addition to any adjustments pursuant to Section 6, the Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock (provided, however, to the extent that the Holder’s right to participate in any such dividend or distribution would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such dividend or distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) and such dividend or distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

12. AMENDING THE TERMS OF THIS NOTE.  The prior written consent of the Holder shall be required for any change or amendment to this Note.  No consideration shall be offered or paid to the Holder to amend or consent to a waiver or modification of any provision of this Note unless the same consideration is also offered to all of the holders of the Other Notes.  The Holder shall be entitled, at its option, to the benefit of any amendment to any of the Other Notes.

13. TRANSFER.  This Note and the Conversion Shares may be offered, sold, assigned or transferred by the Holder without the consent of the Company.

14. REISSUANCE OF THIS NOTE.

(a) Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 14(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 14(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 2(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 14(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 14(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 14(a) or Section 14(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

15. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  Except as specifically set forth herein, the remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required.  The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

16. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs and expenses incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.  The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the Purchase Price (as defined in the Securities Purchase Agreement) paid for this Note may have been less than the original Principal amount hereof.

17. CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

18. FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

19. PREPAYMENT OF SELLER NOTES.  The Company shall not pay any amounts (including principal or interest thereon) on all or any portion of the Loan Notes (as defined in the Acquisition Agreement) prior to the Mandatory Cash Redemption Date, unless (i) a Registration Statement is filed and declared effective with the SEC with respect to the registration of securities of the Company equal to or in excess of $40,000,000 and all such securities have been sold and the proceeds have been irrevocably received by the Company, (ii) such payment on all or any portion of the Loan Notes shall not cause, or be reasonably likely to cause, an Event of Default and (iii) that any Scheduled Mandatory Redemption Amount has been paid to the Holder in full.  The Company shall give five (5) Business Days prior written notice to the Holder of any payment of the Loan Notes.  Upon receipt of such notice, the Holder may either elect to (i) maintain this Note in accordance with its terms, or (ii) within two (2) Business Days of such notice, require the Company to prepay this Note by a delivering a prepayment notice (a “Pre-Payment Notice”) to the Company setting forth the amount of outstanding Principal (and accrued interest thereon) as of the Pre-Payment Date (as defined below) (the “Pre-Payment Amount”).  On the date that all or any portion of the Loan Notes is paid in accordance with the terms hereof and the Inter-Creditor Agreement (the “Payment Date”) and to the extent the Holder delivers a Pre-Payment Notice, the Company shall pay to the Holder the amount equal to the sum of (A) Pre-Payment Amount and (B) an amount equal to the interest that would have otherwise accrued on the Pre-Payment Amount until the Maturity Date had the Holder not exercised its prepayment rights pursuant to the terms of this Section 19.

20. NOTICES; PAYMENTS.

(a) Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 6.4 of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to all holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Currency.  All dollar amounts referred to in this Note are in United States Dollars (“U.S.  Dollars”), and all amounts owing under this Note shall be paid in U.S. Dollars.  All amounts denominated in other currencies shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation.  “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Note, the U.S.  Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(c) Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement), provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.  Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of fifteen (15%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

21. CANCELLATION.  After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

22. WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

23. GOVERNING LAW.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.  THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVE ANY RIGHT SUCH PARTY MAY HAVE TO, AND AGREE NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

24. CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a) “Black Scholes Consideration Value” means the value of the applicable Option or Convertible Security (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option or Convertible Security (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option or Convertible Security (as the case may be) as of the date of issuance of such Option or Convertible Security (as the case may be) and (iii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the date of issuance of such Option or Convertible Security (as the case may be).

(b) “Bloomberg” means Bloomberg, L.P.

(c) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(d) “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, (iii) (A) any merger, stock or share purchase or other business combination of the Company where the holders of the voting securities of the Company prior to such merger, stock or share purchase or other business combination, continue to hold in excess of 50% of the total voting power of the outstanding voting securities of the Company after giving effect to such transaction and (B) the Company continues to remain a public company that is listed and/or traded on an Eligible Market or (iv) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

(e) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink OTC Markets Inc.(formerly Pinks Sheets LLC).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(f) “Closing Date” has the meaning given in the Securities Purchase Agreement.

(g) “Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(h) “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(i) “Current Subsidiary” means any Person in which the Company on the Issuance Date, directly or indirectly, (i) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person.

(j) “Dollar Volume Limitation” means fifteen percent (15%) of the aggregate dollar trading volume of the Common Stock on the Principal Market (or other applicable Eligible Market) over the twenty (20) consecutive Trading Day period ending on the Trading Day immediately preceding the date of any Holder Redemption Notice.  For the purposes of this definition the term “dollar trading volume” for any Trading Day shall be determined by multiplying the VWAP by the volume as reported on Bloomberg for such Trading Day.

(k) “Eligible Market” means the Principal Market, The New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Select Market or the Nasdaq Global Market.

(l) “Equity Conditions” means each of the following: (i) each Registration Statement required to be filed under the Registration Rights Agreement shall be effective and all shares of Common Stock to be issued pursuant to the terms of this Note (including pursuant to Section 7) shall be eligible for resale by the Holder without restriction and without need for additional registration under any applicable federal or state securities laws, and the Company shall have no knowledge of any fact that would cause any shares of Common Stock not to be so eligible for resale by the Holder without restriction and without need for additional registration under any applicable federal or state securities laws; (ii) the shares of Common Stock are designated for listing on an Eligible Market and shall not have been suspended from trading on such Eligible Market nor shall delisting or suspension by such Eligible Market have been threatened or pending in writing by such exchange nor shall there be any SEC or judicial stop trade order or trading suspension stop order; (iii) any shares of Common Stock to be pursuant to the terms of this Note (including pursuant to Section 7) may be issued in full without violating the rules or regulations of the Principal Market or any applicable laws; (v) the Company has not provided any Holder with any material, non-public information; (vi) neither the Registration Statement nor any prospectus included therein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and such Registration Statement and any prospectus included therein shall comply with all applicable securities laws as to form and substance; (vii) the Transfer Agent is participating in DTC’s Fast Automated Securities Transfer Program; (ix) all shares of Common Stock to be issued under this Note are duly authorized and will be validly issued, fully paid and non-assessable upon issuance, free and clear of all liens, claims or encumbrances, and the issuance thereof will not require any further approvals of the Company’s Board of Directors or stockholders; (x) there shall not have occurred or be continuing, unless waiver by the Holder, either (A) an Event of Default or (B) an event that with the passage of time or giving of notice would constitute an Event of Default; and (xi) on each Trading Day, unless waived by the Holder, the Closing Price of the Common Stock is at least $5.00 per share (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction).  All references to “Registration Statement” shall include any prospectus included therein and any amendments or supplements to such Registration Statement or any such prospectus, as filed from time to time, including without limitation, any 1934 Act filings incorporated by reference therein

(m)  “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, and (b) securities upon the exercise or exchange of or conversion of the Notes  and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities.

(n) “Inter-Creditor Agreement” means the intercreditor agreement, dated as of April 22, 2014, by and among the Company, Must Have, [                      ], the Holder and the other parties named therein.

(o) “Maturity Date” shall mean April 22, 2015.

(p) “New Subsidiary” means, as of any date of determination, any Person in which the Company after the Issuance Date, directly or indirectly, (i) owns or acquires any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person.

(q) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(r) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(s) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(t) “Principal Market” means the OTC BB or such other Eligible Market where the Common Stock is then listed or quoted.

(u) “Registration Rights Agreement” means that certain registration rights agreement, dated as of the Issuance Date, by and among the Company and the initial holders of Notes, as may be amended from time to time

(v) “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(w) “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of the Issuance Date, by and among the Company and the initial holders of Notes pursuant to which the Company issued Notes, as may be amended from time to time.

(x) “Significant Subsidiaries” means, as of any date of determination, collectively, all Subsidiaries that would constitute a “significant subsidiary” under Rule 1-02 of Regulation S-X promulgated by the SEC, and each of the foregoing, individually, a “Significant Subsidiary.”

(y) “Subsidiaries” means, as of any date of determination, collectively, all Current Subsidiaries and all New Subsidiaries, and each of the foregoing, individually, a “Subsidiary.”

(z) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(aa) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(bb) “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 3:59:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink OTC Markets Inc.(formerly Pinks Sheets LLC).  If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 20.  All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

25. MAXIMUM PAYMENTS.  Nothing contained in this Note shall, or shall be deemed to, establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges under this Note exceeds the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

VICTORY ELECTRIC CIGARETTES CORPORATION

By:
Name:
Title:

EXHIBIT A

VICTORY ELECTRONIC CIGARETTES CORPORATION

Reference is made to the Convertible Note (the “Note”) issued to the undersigned by Victory Electronic Cigarettes Corporation (the “Company”).  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of common stock, [$0.0001 par value per share] (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion: ______________________________________________________

Aggregate Conversion Amount to be converted: ________________________________

Conversion Price:_________________________________________________________

Number of shares of Common Stock to be issued: _______________________________

Facsimile Number: _______________________________________________________

Dated: _________________________________________________________________

DWAC Instructions: ______________________________________________________

Name of Holder: _________________________________________________________

By: ____________________________________________________________________
       Print Name:
       Print Title:

EXHIBIT B

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock.

VICTORY ELECTRIC CIGARETTES CORPORATION

By:
Name:
Title: